SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
FORM S-3

USCI, INC.
(Exact name of registrant as specified in its charter)

      DELAWARE                                          13-3702647
(State or other jurisdiction of           IRS Employer Identification No.)
incorporation or organization)

6115-A JIMMY CARTER BLVD.
NORCROSS, GEORGIA 30071
(770) 840-8888
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

BRUCE A. HAHN
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
6115-A JIMMY CARTER BLVD.
NORCROSS, GEORGIA 30071
(770) 840-8888
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPY TO:
LEONARD R. GLASS, ESQ.
LAW OFFICES OF LEONARD R. GLASS, P.A.
45 CENTRAL AVENUE
TENAFLY, NEW JERSEY 07670

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF THE REGISTRATION FEE
Title of Each
Class of					  Maximum		Maximum		Amount of
Securities to			Amount To Be	  Offering Price	Aggregate Offering	Registration
Be Registered			Registered(1)	Per Unit(2)		Offering Price(2)	Fee
--------------		------------	-----------		-----------------	------------
Common Stock, par value
$.0001 per share (3)	11,420,560	$5.03125		$57,459,693		$17,413
----------------------------------------------------------------------------------------
TOTAL REGISTRATION FEE									$17,413
----------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, there are also being registered such indeterminate number of additional shares as may be issued pursuant to the anti-dilution provisions of certain options, warrants, 6% Series A Convertible Preferred Stock, 6% Series B
Convertible Preferred Stock and Convertible Notes.
(2) Determined in accordance with Rule 457(c), the registration fee is based on the average of the high and low prices reported on the Nasdaq National Market on May
14, 1998.
(3) Represents in the aggregate shares of Common Stock and shares of Common Stock issuable (i) upon the exercise of outstanding options, (ii) upon the exercise of warrants issued or to be issued (iii) upon conversion of outstanding Convertible
Notes, (iv) upon conversion of 6% Series A Convertible Preferred Stock and 6%
Series B Convertible Preferred Stock (collectively, the "Preferred Stock") issued or to be issued and (v) as payment of dividends on the Preferred Stock, being registered for the account of Selling Stockholders.



THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER OR BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE CONSIDERED UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.

CROSS-REFERENCE SHEET SHOWING LOCATION IN
PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-3

Form S-3 Registration Statement
Item and Heading					Location in Prospectus
1. 	Forepart of the Registration		Facing Page; Cross-Reference Sheet;
Statement and Outside Front		Outside Front Cover Page of
Prospectus
Cover Page of Prospectus

2. 	Inside Front and Outside Back		Inside Front and Outside Back Cover
Pages
Cover Pages of Prospectus		of Prospectuses; Available
Information

3. 	Summary Information, Risk Factors	Prospectus Summary; Risk Factors
and Ratio of Earnings to Fixed
Charges

4. 	Use of Proceeds				Use of Proceeds

5. 	Determination of Offering		Outside Front Cover Page of
Prospectus;
Price						Risk Factors; Selling Stockholders

6. 	Dilution					Not Applicable

7. 	Selling Security Holders		Selling Stockholders

8. 	Plan of Distribution			Plan of Distribution

9. 	Description of Securities to		Not Applicable
be Registered

10. Interests of Named Experts		Interests of Counsel
and Counsel

11. Material Changes
Subparagraph (a)				Summary - The Company
Subparagraph (b)				Not Applicable

12. Incorporation of Certain		Incorporation of Certain Documents
Documents by Reference			by Reference

13. Disclosure of Commission 	     Disclosure of Commission Position on
Position on Indemnification for	Indemnification for Securities Act
Liabilities

                                   iii

PROSPECTUS
11,420,560 Shares
USCI, Inc.
Common Stock

All of the shares of Common Stock of USCI, Inc. (the "Company") offered hereby ("Shares") will be sold by Selling Stockholders. See "Selling Stockholders." The Company will not receive any proceeds from the sale the Shares offered hereby.

The Company's Common Stock is quoted on the Nasdaq National Market System ("Nasdaq")under the symbol "USCM." On May 14, 1998 the last sale price of the Common Stock as reported by Nasdaq was $5.03125.

THESE SECURITIES INVOLVE A DEGREE OF HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD THE LOSS OF THEIR
ENTIRE INVESTMENT.  SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Selling Stockholders (including their respective pledgees, donees, transferees or other successors in interest) may, without limitation, from time to time, sell all or a portion of the Shares on Nasdaq, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."

The Company has agreed to bear all expenses (other than selling discounts, concessions or commissions and certain other fees and expenses of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). To the extent that any Selling Stockholder is an officer, director and/or controlling person of the Company, the Company has been informed by the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Shares being offered hereby by the Selling Stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the state in which such transactions occur, or the existence of any exemption from registration.

The date of this Prospectus is May   , 1998.

AVAILABLE INFORMATION

The Company is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission ( the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained by written request to the Public Reference section of the Commission at 450 Fifth Street, N.W. Washington, DC 20549, at prescribed rates.

The Company has filed a Registration Statement under the Securities Act with the Commission with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission. Statements contained in this Prospectus, such as the contents of any contract or any other referenced document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W. Washington, DC 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that electronically file with the Commission. The address of the site is http://www.sec.gov.

                            TABLE OF CONTENTS


Forward-Looking Statements						4

Prospectus Summary							4

Risk Factors								7

Use of Proceeds								12

Selling Security Holders						12

Plan of Distribution							15

Interests of Counsel							16

Incorporation of Certain Information by Reference		16

Disclosure of Commission Position on
Indemnification for Securities Act Liabilities		17

FORWARD-LOOKING STATEMENTS

In addition to historical information, this Prospectus and information incorporated by reference contain forward-looking statements made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, those statements regarding the anticipated opening of additional activation centers in 1997, the Company's intention to continue to seek additional distribution channels, the proposed expansion of the Company's reseller operations, and the expected financial position, business and financing plans of the Company. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to , those discussed in the section entitled "Risk Factors;" the availability of financing to fund the Company's operations for the fiscal year ended December 31, 1998; the number of potential subscribers in a target market; the existence of strategic alliances and relationships; technological, regulatory or other developments in the Company's business; changes in the competitive climate in which the Company operates; the ability of the Company to operate as a reseller; and the emergence of future opportunities. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.


PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus or incorporated by reference herein.

The Company

On May 15, 1995 U.S. Communications, Inc., a privately held Delaware corporation, completed a merger (the "Merger") with Trinity Six Inc., a publicly owned Delaware corporation ("Trinity"). Prior to the Merger, Trinity had not conducted any business activities other than seeking to effect a merger, exchange of capital stock, asset acquisition or other similar business combination with an operating business. Upon completion of the Merger, U.S. Communications, Inc. became a wholly-owned subsidiary of Trinity, which contemporaneously changed its name to USCI, Inc. As used herein, all references to the "Company" shall be deemed to include U.S. Communications, Inc. prior to the Merger and USCI, Inc. and its subsidiaries subsequent to the Merger, including Ameritel Communications, Inc., U.S. Communications, Inc. and Wireless Communication Centers, Inc., unless the context indicates to the contrary.

The Company is a national reseller of wireless services in the United States and has created of the largest geographic footprints in the wireless services industry by entering into contracts with non-affiliated wireless services carriers covering substantially all of the continental United States, Alaska, Puerto Rico and the Virgin Islands. In November 1996, the Company, through its wholly-owned subsidiary, Ameritel Communications, Inc. ("Ameritel"), initiated a planned transition from a cellular activation processing agent for major United States cellular and paging carriers to a reseller of cellular and paging services through mass market distribution channels including some of the largest national retailers in the United States. The Company established Ameritel with the objective of becoming a national reseller of multiple wireless communications services through mass merchandising and direct marketing response channels of distribution to consumers and small and medium-sized businesses.

The Company obtains blocks of cellular telephone numbers and purchases cellular access and airtime from facilities-based carriers at wholesale rates, and then resells the cellular access, airtime and related services to its subscribers at retail rates. The Company also resells paging services. The Company's subscriber base is expanding rapidly. As of March 24, 1998, the Company had approximately 56,000 cellular subscribers (compared to 3,950 as of June 30, 1997) and approximately 20,000 pagers in service (compared to 2,040 as of June 30, 1997). For the quarter ended December 31, 1997, the Company's monthly average revenue per unit ("ARPU") was approximately $56.00 and $9.00 for cellular and paging, respectively.

The Company resells its wireless services under the Ameritel (Service
Mark) brand name principally through a network of national mass merchandisers. As of March 24, 1998, the Company provided cellular services and paging services through approximately 1,000 and 3,000 national mass market retail locations, respectively. Many of the Company's distribution agreements with national retailers contain exclusivity provisions. The Company also markets its wireless services through major direct response marketing.

As a wireless reseller, Ameritel has long-term agreements to purchase, at contractually agreed upon wholesale rates, cellular telephone and paging services from operating subsidiaries of certain facilities-based wireless carriers. As of March 24, 1998, the Company was offering its Ameritel (Service Mark) cellular services in 372 Metropolitan Statistical Areas ("MSAs") and Rural Statistical Areas ("RSAs") covering a population of approximately 214 million people ("POPs"), and paging services to over 248 million POPs.

The Company has developed proprietary software applications to support centralized computer-based information and activation processing for wireless communication services for use by retail mass merchandisers and direct response marketing companies on a regional and national basis. The Company's activation and information services, provided through the Company's Activation Service Network ("ASN"), a proprietary computer - based automated electronic work flow software platform, give access to a prospective subscriber concerning the cost of a variety of wireless communications service plans available for purchase at a specific retail location. ASN provides information to the telephone or paging carrier regarding the activation, including a credit review for cellular and PCS subscribers, the subscriber's completed service agreement, the mobile or cap code number and the service plan purchased. The ASN system both expedites and simplifies the complex administrative functions necessary to initiate, complete and support activations of wireless telephones and pagers from multiple locations in the continental U.S., Alaska, Hawaii and Puerto Rico.
The Company is transitioning to a full-service reseller of paging services, and is pursuing a strategy similar and complementary to that of its cellular operations. The Company has signed reseller agreements with two national facilities-based paging companies. The Company has developed the "Family Link" paging concept, which targets families and consists of an off-the-shelf pager bundled with a low fee and a month-to-month service contract.

As of March 24, 1998, the Company had approximately 20,000 Ameritel paging subscribers, which represents approximately 10 times its paging subscriber base of approximately 2,000 as of June 30, 1997.

The Company's Annual Report on Form 10-K for the year ended December 31, 1997 and which was filed with the Commission on March 31, 1998 and the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and which was filed with the Commission on May 15, 1998 are incorporated herein by reference. There have been no material changes in the Company's affairs since May 15, 1998.

RISK FACTORS

History of Losses; Uncertain Future Profitability
The Company, which has never operated at a profit, has experienced increasing losses since its inception in 1991. Such losses continued in 1997 and are expected to continue in 1998. As of December 31, 1997, the Company had an accumulated deficit of approximately $43 million. There can be no assurance that the Company will ever achieve profitability. The Company expects to continue to incur significant losses in future periods in connection with the expansion of its reseller operations, as revenues from the sale of cellular telephone service are generally insufficient during the early periods of service to recover the initial costs of acquiring subscribers. In addition, the Company expects to incur further start-up expenses associated with the provision of wireless communication services at new or additional retail locations. There can be no assurance that the Company will successfully develop as a profitable reseller of wireless services, that the Company's existing retail mass merchandiser distribution channels will expand their use of the Company's services, or that the Company will obtain additional channels of distribution.

Need For Additional Financing
The wireless resale industry is very capital intensive, particularly for growing resellers, at substantial costs are incurred in connection with the acquisition of subscribers. The Company will require substantial additional financing in order to fund operations at current growth levels and to increase its growth rate. If the additional capital and/or actual cash flow proves to be insufficient to fund the Company's operations or expansion requirements (due to unanticipated expenses, operating difficulties, or otherwise), or the Company's strategy changes, the assumptions underlying its projections change or prove to be inaccurate the Company will be required to curtail its operations. The availability of financing on terms acceptable to the Company is not assured. Thus, there can be no assurance that the Company's planned expansion and operation of its reseller business will be successful.

Continuance as a Going Concern
The Company's significant growth in subscribers has created a working capital deficiency due to the acquisition costs associated with the high rate of subscriber growth. The Company currently requires substantial amounts of capital to fund both current operations and to expand its subscriber base. Due to recurring losses from operations, a net capital deficiency and Company's inability to date to obtain sufficient financing commitments to support current and anticipated levels of operations, the Company's independent public accountants audit opinion states that these matters raise substantial doubt about the Company's ability to continue as a going concern.

Uncertain Management of Growth
The Company's business plan will, if successfully implemented, result in rapid expansion of its reseller operations. Rapid expansion of the Company's operations will significantly strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to monitor operations, control costs, maintain regulatory compliance, maintain effective quality controls and significantly expand the Company's internal management, technical, information and accounting systems and to attract, assimilate and retain additional qualified personnel. Furthermore, as the Company's business develops and expands, the Company will need additional facilities for its growing work force. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the employees and management, operational and financial resources necessary to manage a developing and expanding business in an evolving and increasingly competitive industry. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the business, financial condition and results of operations of the Company.

If the Company is unable to hire staff, expand such facilities, retain labor, increase the capacity of its information systems and/or successfully manage and integrate such additional resources, subscribers could experience delays in activation of service and/or lower levels of customer service. Failure by the Company to meet the demands of subscribers and to manage the expansion of its business and operations could have a material adverse effect on the Company's business, financial condition and results of operations.

Development of Wireless Reseller Operations
A crucial component of the Company's strategy is its ongoing development as a national wireless reseller. Since November 1996, the Company has been operating as a reseller of the services of a number of cellular carriers and two national paging carriers, and is continuing to negotiate agreements with other carriers. The success of the Company's expansion plan is subject to certain risks. These risks include the Company's ability to negotiate additional reseller agreements on commercially reasonable terms, the increasingly competitive nature of the wireless telecommunications industry, including the effect of the development and introduction of new technologies, the ability to attract additional management personnel, and the overall effects of the trend toward deregulation of the telecommunications industry. These regulatory changes include the possible elimination of the obligation of facilities-based wireless carriers to make their services available for resale.

Dependence on Wireless Carriers
The Company is dependent upon facilities-based cellular telephone and paging service providers for the supply of service to be resold to the Company's subscribers. The Company would be adversely affected if its suppliers failed to provide adequate service or if they experienced financial, technical or regulatory difficulties, or if future demand for service exceeds current service capabilities. Further, an increase in the wholesale rates charges by the carriers would inhibit the Company's ability to control operating costs.

Dependence on Major Channel of Distribution
Of the Company's approximately 56,000 cellular subscribers at March 24, 1998, approximately 70% were enrolled at RadioShack stores, the Company's principal channel of distribution. There can be no assurance that the Company's distribution contract with RadioShack will remain in effect or be renewed when it expires in October 1998. The Company's growth would be materially and adversely affected if RadioShack terminates or elects not to renew its contract with the Company or reduces the number of its retail locations at which the Company provides its services.

Seasonality
The Company's revenue and operating income tends to fluctuate over the course of the year, and increases notably in the fourth quarter of the calendar year. This is primarily attributable to increased retail sales during the holiday season in November and December. This seasonal pattern may place pressure on the Company's cash and working capital positions, which may have an adverse effect on the Company's financial liquidity.

Maintenance of Subscriber Base
The Company does not enter into contracts greater than one year in duration with most of its cellular and paging subscribers. As its subscriber base grows, there can be no assurance that substantial numbers of its subscribers will continue to purchase wireless services from the Company. In the event that a significant percentage of its subscribers choose to purchase cellular telephone or paging service from another carrier or otherwise cease to purchase service from the Company, there can be no assurance that the Company will be able to replace its subscribers with new cellular and paging subscribers.

Exposure to Fraudulent Use of Wireless Services
The cellular industry has been subject to telecommunications fraud and, in particular, "cloning" of legitimate phone numbers leading to the illegal use of such numbers. Although the various cellular carriers have taken steps to prevent fraud, including requiring or recommending the use of PIN numbers and/or authenticated phones, as well as implementing the rollout of digital cellular service which is more difficult to clone, there is no certainty that fraud will not continue to be a significant problem in the wireless telecommunications industry. Under its agreements with certain carriers, the Company may be liable for a portion of charges incurred for fraud occurring in the carriers' home and roaming markets.

Dependence on Key Personnel
The Company's future success will depend upon the continued service of several key personnel, particularly Bruce A. Hahn, the Company's Chairman and Chief Executive Officer, as well as its ability to attract and retain highly qualified managerial and operational personnel. Competition for such personnel is intense, and there can be no assurance that the Company will retain its existing key managerial, technical or other personnel or that it will attract and retain such employees in the future. The loss of key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect upon the Company's results of operations. Mr. Hahn's employment agreement expired in December 1997 and the Company is currently negotiating a new agreement with him. The Company does not maintain key man life insurance on any of its personnel.

Potential Adverse Effect of Competition
The wireless communications industry is highly competitive and rapidly changing. The Company's principal competitors are cellular, PCS and paging service providers (both facilities and non-facilities-based) who market their services directly to the public and through non-exclusive agents and resellers such as the Company. Most wireless service providers, particularly facilities-based carriers, have substantially greater financial, marketing and technological resources than the Company and have been marketing their services for a substantial period of time in the geographical areas in which the Company provides its services.

Competition in the wireless communications industry is expected to continue to intensify. Due to the rapid introduction of PCS, enhanced specialized mobile radio ("ESMR") and the growth in the number of facilities-based wireless carriers, many areas of the country which previously were covered by two licensed cellular carriers are now, or will soon be, served by several wireless providers. The trend toward consolidation within the telecommunications industry, accelerated by deregulation at the federal level, can also be expected to exert increased competitive pressures on companies that remain independent. Accordingly, there can be no assurance that the Company can operate successfully in the increasingly competitive wireless telecommunications market.

Rapid Technological Change
The market for the Company's telecommunications services is characterized by rapid technological change and evolving industry standards. The introduction of services embodying new technology and the emergence of new industry standards can rapidly erode the competitive position of existing telecommunications services. The Company's success will be substantially dependent upon its ability to anticipate changes in technology and industry standards and successfully introduce new and enhanced services on a timely basis. If the Company is unable for technological or other reasons to introduce new services in a timely manner, it could have a material adverse effect on the Company's business.

Government Regulation
The resale of interstate and intrastate cellular mobile telephone service is subject to federal and state regulation as a common carrier radio telephone service. Although these regulations do not currently have a material impact on the operation of the Company's reseller business, there can be no assurance that changes in government regulation will not have an adverse impact on the Company's business or results of operations.

Lack of Patent Protection
The Company relies on copyrights, trade secret protection and non-disclosure agreements to establish and protect its rights relating to its proprietary software platform and other technology. The Company does not hold any patents. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that it will be successful in doing so, or that its competitors will not independently develop or patent computer software and hardware that is substantially equivalent or superior to the Company's Activation Services Network ("ASN") system, which could have a material adverse effect on the Company's business. (The Company has also been advised that its use of the name "Ameritel" may infringe on trademarks and service marks of others in certain states.

Equipment Failure; Natural Disaster
The Company maintains its centralized platform for subscriber activation, subscriber care, and billing at two sites in Georgia.
Although the platform has redundancies, a major equipment or software failure or a natural disaster could have a material, adverse effect on the Company's operations.

Possible Volatility of Stock Price
In recent years, the stock market in general, and the market for shares of small capitalization companies (such as the Company) in particular, have experienced extreme price fluctuations which have been unrelated to changes in the operating performance of the affected companies. Over the past 12 months, the Company also has experienced significant volatility in its stock price, and there can be no assurance that such fluctuations will not adversely affect the market price of the Company's Common Stock in the future.

Dilution
Stockholders may suffer dilution as a result of future financings, the exercise of existing options and warrants or those granted in the future, and other transactions.

No Anticipated Dividends on Common Stock
The Company has never paid cash dividends on its Common Stock, and it does not anticipate paying such dividends in the foreseeable future. The Company intends to reinvest any funds that might otherwise be available for the payment of such dividends in the further development of its business.

USE OF PROCEEDS

The Company will not receive any proceeds from the sales of the Shares offered hereby. The purpose of this offering is to fulfill contractual commitments of the Company to one or more of the Selling Stockholders. Although the Company will not receive any proceeds from the sales of the Shares offered hereby, to the extent that the options and warrants are exercised into Shares offered hereby, the Company will receive cash proceeds from such exercise, which proceeds, if any, will be used for working capital. There can be no assurance and no representation is made that the options and warrants will be exercised since the exercise prices, in most cases, exceed the current market price of the Company's common stock.

SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.


Name of			Number of Shares			     Amount and Percentage of
Selling Stockholder	of Common Stock	Number of Shares	Beneficial Ownership of
and Relationship		Owned on 		of Common Stock	Shares of Common Stock
with				the Date 		Offered for		After Completion of
Company			Hereof  		Sale (1)			Offering
-----------------		---------------	----------------	-----------------------
Ace Foundation(2)			150,000		 150,000		-
A.R. Dresher & Co., L.P.(3)	191,304		 191,304		-
Alan Baron(4)			192,391		  92,391		-
Bulldog Capital Partners(5)	255,000		 250,000		5,000
Bulldog Investment
Partners, L.P.(6)			 25,000 		  25,000		-
Decameron Partners(7)		100,000		 100,000		-
Jerry Dennis(8)			 19,739		  19,739		-

                                      12

Huberfeld Bodner Family
Foundation(9)			825,000		 825,000		-
JNC Opportunity
Fund Ltd.			     2,816,596(10)     5,317,126(11)	-
George Karfunkel(12)	     1,250,000	     1,250,000		-
Michael Karfunkel(13)	     1,100,000	     1,100,000		-
Laura Huberfeld/Naomi
Bodner Partnership(14)	     1,375,000	     1,375,000		-
PaineWebber Inc.(15)		600,000		 600,000		-
Wharton Capital
Partners Ltd.(16)			125,000		 125,000		-

(1) Also includes an indeterminate number of shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule
416 under the Securities Act of 1933, as amended.

(2) Includes 150,000 shares issuable upon conversion of convertible notes privately issued to the Selling Stockholder by the Company prior to the date hereof at an initial conversion price of $5.00 per share, which is subject to adjustment.  The
Selling Stockholder has agreed that no conversion of any Convertible Note shall occur to the extent it causes the Selling Stockholder to then be the "beneficial owner", as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended
("Exchange Act"), of more than 4.99% of the then outstanding Common Stock of the
Company.

(3) Includes 17,391 shares issuable upon exercise of warrants privately issued to the
Selling Stockholder by the Company prior to the date hereof at an exercise price of
$7.1875 per share.

(4) Includes 92,391 shares issuable upon exercise of warrants privately issued to the
Selling Stockholder by the Company prior to the date hereof at exercise prices of
$7.1875 per share (42,391 shares) and $6.00 per share (50,000 shares).  Shares Owned also include 100,000 shares issuable upon exercise of warrants at an exercise price of$6.00 per share owned by Decameron Partners, of which Alan Baron is a principal(see footnote 7).

(5) Includes 25,000 shares issuable upon exercise of warrants privately issued to the
Selling Stockholder by the Company prior to the date hereof at an exercise price of
$7.1875 per share.

(6) Bulldog Investment Partners, L.P. is an affiliate of Bulldog Capital Partners.

(7) Includes 100,000 shares issuable upon exercise of warrants privately issued to the Selling Stockholder by the Company prior to the date hereof at an exercise price of $6.00 per share.  Alan Baron is a principal of Decameron Partners (see footnote
4).

(8) Includes 19,739 shares issuable upon exercise of options privately issued to the
Selling Stockholder by the Company prior to the date hereof at an exercise price of
$1.58 per share.


                                     13

(9) Includes 875,000 shares issuable upon exercise of warrants at an exercise price of $5.00 per share and 150,000 shares issuable upon conversion of convertible notes at an initial conversion price of $5.00 per share (subject to adjustment), which warrants and notes were privately issued to the Selling Stockholder by the Company prior to the date hereof.  The Selling Stockholder has agreed that no conversion of any convertible note and/or exercise of any warrant shall occur to the extent it causes the Selling Stockholder to then be the "beneficial owner", as defined in
Section 13(d) of the Exchange Act, of more than 4.99% of the then outstanding Common
Stock of the Company.

(10) Includes 353,271 shares issuable upon exercise of warrants at an exercise price of $6.89 per share (149,522 shares) and $5.85 per share (203,749 shares).  Also includes (i) 1,222,494 shares issuable upon conversion of 6% Series A Convertible
Preferred Stock ("Series A Stock") valued at $5 million at an assumed conversion price of $4.09 per share (subject to adjustment), (ii) 1,222,494 shares issuable upon conversion of 6% Series B Convertible Preferred Stock at an assumed conversion price of $4.09 per share (subject to adjustment)(collectively with the Series A Stock, the
"Preferred Stock"), and (iii) 18,337 shares representing accrued dividends on the
Series A Stock for the first quarter of a three year period valued at $75,000 at an assumed conversion price of $4.09 per share (subject to adjustment).  The Preferred
Stock and warrants were privately issued by the Company to the Selling Stockholder prior to the date hereof.  Because the number of shares of Common Stock issuable upon conversion of the Preferred Stock is dependent in part upon the market price of the
Common Stock prior to conversion, the number of shares of Common Stock that will be beneficially owned by the Selling Stockholder will fluctuate daily and cannot be determined at this time.  However, the Selling Stockholder has agreed to restrict its ability to convert the Preferred Stock and exercise warrants so that the number of shares of Common Stock held by it and its affiliates after such conversion and/or exercise will not exceed 4.999% of the then issued and outstanding shares of Common
Stock following such conversion and/or exercise.

(11) Includes (a) 353,271 shares issuable upon exercise of warrants owned by the
Selling Stockholder at an exercise price of $6.89 per share (149,522 shares) and
$5.85 per share (203,749 shares) (b) 4,819,277 shares, representing 200% of the shares of Common Stock issuable upon conversion of Preferred Stock (valued at $10 million) at an assumed conversion price of $4.15 per share (subject to adjustment), and (c) 144,578 shares issued and/or to be issued as payment of dividends on the
Preferred Stock owned by the Selling Stockholder valued at $600,000 at an assumed conversion price of $4.15 per share (subject to adjustment), which dividends may also be paid in cash by the Company.  Because the number of shares of Common Stock that are issuable upon conversion of the Preferred Stock is determined in part upon the market price of the Common Stock prior to such conversion, the number of shares of
Common Stock that will be issued upon such conversion and, consequently, offered for sale under this Registration Statement, cannot be determined at this time.  In order to provide a cushion for any such fluctuations, the Company has agreed to include herein 200% of the number of shares of Common Stock as would be issuable upon conversion in full of the Preferred Stock (plus payment of dividends), assuming such conversion occurred on March 24, 1998.

(12) Shares Owned include 900,000 shares issuable upon exercise of warrants at an exercise price of $5.00 per share and 350,000 shares issuable upon conversion of convertible notes at an initial conversion price of $5.00 per share (subject to adjustment), which warrants and notes were privately issued to the Selling Stockholder by the Company prior to the date hereof. The Selling Stockholder has agreed that no conversion of any convertible note and/or exercise of any warrant shall occur to the extent it causes the Selling Stockholder to then be the "beneficial owner", as defined in Section 13(d) of the Exchange Act, of more than 4.99% of the then outstanding Common Stock of the Company.

                                        14

(13) Shares Owned include 900,000 shares issuable upon exercise of warrants at an exercise price of $5.00 per share and 200,000 shares issuable upon conversion of convertible notes at an initial conversion price of $5.00 per share (subject to adjustment), which warrants and notes were privately issued to the Selling Stockholder by the Company prior to the date hereof. The Selling Stockholder has agreed that no conversion of any convertible note and/or exercise of any warrant shall occur to the extent it causes the Selling Stockholder to then be the "beneficial owner", as defined in Section 13(d) of the Exchange Act, of more than 4.99% of the then outstanding Common Stock of the Company.

(14) Shares owned Include 1,125,000 shares issuable upon exercise of warrants at an exercise price of $5.00 per share and 250,000 shares issuable upon conversion of convertible notes at an initial conversion price of $5.00 per share (subject to adjustment), which warrants and notes were privately issued to the Selling
Stockholder by the Company prior to the date hereof.  The Selling Stockholder has agreed that no conversion of any convertible note and/or exercise of any warrant shall occur to the extent it causes the Selling Stockholder to then be the
"beneficial owner", as defined in Section 13(d) of the Exchange Act, of more than
4.99% of the then outstanding Common Stock of the Company.

(15) Includes 600,000 shares issuable upon exercise of options privately issued to the Selling Stockholder by the Company prior to the date hereof at an exercise price of $6.00 per share.

(16) Includes 125,000 shares issuable upon exercise of warrants privately issued to the Selling Stockholder by the Company prior to the date hereof at exercise prices of
$6.89 per share (62,500 shares) and $5.85 per share (62,500 shares).


PLAN OF DISTRIBUTION

The Selling Stockholders (including pledgees, transferees and other successors in interest may, from time to time, sell all or a portion of the Shares on the Nasdaq National Market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders (including pledgees, donees, transferees or other successors in interest) by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases buy a broker or sealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) a combination of such methods of sale.

In effecting such sales, brokers and sealers engaged by Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with one or more Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for said Selling Stockholders to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. From time to time the Selling Stockholders may pledge their Shares pursuant to a broker's margin provisions contained in customer agreements. Upon a default by a Selling Stockholder, a broker may offer and sell the pledged Shares from time to time.

INTERESTS OF COUNSEL
Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by The Law Offices of Leonard R. Glass P.A., 45 Central Avenue Tenafly, New Jersey 07670. Family members of Mr. Glass own 230,000 shares of the Company's Common Stock amounting to approximately 2% of the Common Stock outstanding.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents are hereby incorporated by reference:
1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
2. The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998.
3. The description of the Company's Common Stock, $.0001 par value per share, as set forth in the Company's Registration Statement on Form

S-1 on Form S-4. (Reg. No. 33-88828) as filed with the Commission and declared effective on May 15, 1995.

All reports and other documents filed by the Company pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or suspended for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted to the Executive Vice President and Chief Financial Officer of the Company, at the Company's executive offices located at 6115-A Jimmy Carter Blvd., Norcross, Georgia 30071 (telephone: (770) 840-8888).

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Article Seventh of the Company's Certificate of Incorporation provides, with respect to the indemnification of directors and officers, that the Company shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such sections grant the Company the power to indemnify. Article Seventh of the Certificate of Incorporation also provides that no director shall be liable to the Company or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by section 102(b) of the Delaware Corporation Law, as amended from time to time. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

	PART II

	INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

	The following table sets forth the various expenses which will be incurred by the Registrant in connection with the Offering. With the exception of the registration fee, all amounts shown are estimates.

	SEC Registration Fee	$17,413
	Printing and Engraving Expenses	5,000
	Legal Fees and Expenses	25,000
	Accounting Fees and Expenses	5,000
	Miscellaneous Expenses	2,500

		Total	$54,913

	None of the Selling Stockholders whose shares are included in this registration statement will bear any of the foregoing expenses, although such stockholders will be responsible for any commissions payable to their respective brokers (if any) in connection with the sale of their respective shares.

Item 15.  Indemnification of Officers and Directors

     Article Seventh of the Company's Certificate of Incorporation provides with respect to the indemnification of directors and officers that the Company shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Company the power to indemnify. Article Seventh of the Certificate of Incorporation of the Company also provides that no director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to
(1) a breach of the director's duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.

     Article XIII of the bylaws of the Company provides for the indemnification of directors, officers, employees, and agents of the Company, as well as others serving at the Company's request in such capacity for another entity, in certain specific instances in accordance with the Delaware General Corporation Law. In an action brought by or in the right of the Company, the individual is entitled to indemnification of expenses of defense or settlement if he acted in good faith, and in a manner reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be afforded in instances where the individual has been adjudged liable to the Company, unless the court hearing such action determines that despite the adjudication of liability the individual is fairly and reasonably entitled to indemnity. In all other actions, the individual is entitled to indemnification of expenses, judgments, fines, and amounts paid in settlement if the individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. The indemnification for any such action (other than as ordered by a court) may be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Such determination must be made by a majority vote of disinterested directors or, in certain specific instances, by independent legal counsel or by the stockholders.

     The bylaws of the Company provide that the Company may purchase and maintain insurance on behalf of directors, officers, employees, and agents, as well as others serving at the Company's request in such capacity for another entity, against any liabilities asserted against such persons whether or not the Company would have the power to indemnify such directors, officers, employees, or agents against such liability under the Delaware General Corporation Law. The Company has purchased and maintains such insurance pursuant to such authorization for the officers and the directors of the Company.

Item 16.  Exhibits

NUMBER    DESCRIPTION OF EXHIBIT

3.1 Certificate of Incorporation, as amended, including Certificates of Designation for 6% Series A Convertible Preferred Stock and 6% Series B Convertible Preferred Stock.(1)
3.3       By-Laws. (2).
4.1       Form of Certificate evidencing shares of Common
          Stock (3).
 5. Opinion of Law Offices of Leonard R. Glass, P.A., as to the legality of the shares being registered. (4)

23.1 Consent of Law Offices of Leonard R. Glass, P.A. (included in Exhibit 5 to this Registration Statement)
23.2      Consent of Arthur Andersen LLP (4)
24.1      Power of Attorney (included on the signature
          page of Part II of this Registration Statement)(4).
----------------------------
(1) Incorporated by reference to an Exhibit filed as part of the Registrant's Form 10-Q for the three months ended
March 31, 1998.
(2) Incorporated by reference to an Exhibit filed as part of Trinity's Registration Statement on Form S-1 (File No. 33-64489).
(3) Incorporated by reference to an Exhibit filed as part of Post-Effective Amendment No. 1 on Form S-3 to the Registrant's Registration Statement on Form S-1 on Form S-4 (File No. 33-88828).
(4)  Filed herewith.

Item 17.  Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 18. Financial Statements and Schedules
Financial Statements and Schedules have been omitted because the conditions requiring their filing do not exist.

                            SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the the registrant, USCI, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on the 20th day of May, 1998.

                              USCI, Inc.
                              Registrant


                              By:   /s/ Bruce A. Hahn
                                   ---------------------------
                                   Bruce A. Hahn,
                                   Chairman of the Board and
                                   Chief Executive Officer

                        POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Bruce A. Hahn and Robert J. Kostrinsky, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                       Date
----------------------------------------------------------------------------
[S]                           [C]                            [C]
/s/ Bruce A. Hahn             Chairman of the Board          May 20, 1998
-------------------------     and Chief Executive
Bruce A. Hahn                 Officer, Director

/s/ Robert J. Kostrinsky      Chief Financial Officer        May 20, 1998
-------------------------     and Principal
Robert J. Kostrinsky          Accounting Officer

/s/ Edgar Puthuff
-------------------------     Director                       May 20, 1998
Edgar Puthuff

/s/ Jerome S. Baron
-------------------------     Director                       May 20, 1998
Jerome S. Baron

/s/ Salvatore T. DiMascio
--------------------------    Director                       May 20, 1998
Salvatore T. DiMascio

/s/ Stephen Pazian
--------------------------    Director                       May 20, 1998
Stephen Pazian